Exhibit 3.19

AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

INTERACTIVE DATA CORPORATION

Interactive Data Corporation, a corporation organized under the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended (the “Act”), executes the following Amendment to the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on April 11, 1974 (the “Certificate”):

A. The Certificate is hereby amended by striking out Article 1 thereof and substituting in lieu of said Article the following new Article:

“1. The name of the corporation is FT Interactive Data Corporation.”

B. All other provisions of the Certificate shall remain unmodified and in full force and effect.

C. The amendment of the Certificate herein certified has been duly adopted in accordance with the provisions of Section 242 of the Act.

D. The effective date of the amendment of the Certificate herein certified shall be May 1, 2001.

IN WITNESS WHEREOF, the Corporation, for purposes of amending the Certificate pursuant to the Act, does make, file and record this Amendment to the Certificate of Incorporation of Interactive Data Corporation, and does hereby certify under the penalties of perjury that the facts herein stated are true, and has caused this Certificate to be executed by Stuart J. Clark, its President and Chief Executive Officer, this 17th day of April, 2001.

INTERACTIVE DATA CORPORATION

By:
	Name:	Stuart J. Clark
	Title:	President and Chief Executive Officer

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 04/27/2001
010204505 – 0800568
IDCertofAmend